Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	55 Walls Drive	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE July 25, 2017

ACME UNITED REPORTS SECOND QUARTER RESULTS ;

REAFFIRMS GUIDANCE FOR 2017

FAIRFIELD, CONN. – July 25, 2017 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the second quarter ended June 30, 2017 were $38.8 million, compared to $41.0 million in the same period of 2016, a decrease of 5%. Net sales for the six months ended June 30, 2017 were $66.6 million, compared to $66.3 million in the same period in 2016.

Net income for the quarter ended June 30, 2017 was $2.8 million, or $0.75 per diluted share, compared to $3.3 million, or $0.91 per diluted share, for the 2016 period, decreases of 13% and 18%, respectively. Net income for the six months ended June 30, 2017 was $3.5 million, or $0.94 per diluted share, compared to $3.8 million, or $1.08 per diluted share, in last year’s same period, decreases of 8% and 13%, respectively.

Chairman and CEO Walter C. Johnsen commented , “Although our sales in the second quarter were below last year’s, we see a strong second half of 2017 and a robust full year. Online sales of our back to school products have grown substantially, and the different timing of shipments appears to have shifted revenues from the second quarter of 2017 to the third quarter. We also had a large promotion during the second quarter of last year that did not repeat, but we have promotions scheduled for later this year that we expect to more than compensate for this differential.

“Accordingly , we are reaffirming the Company’s guidance for 2017 of $137 million in revenues, $6.7 million net income, and $1.76 earnings per share.”

In the U.S. segment, net sales for the quarter ended June 30, 2017 decreased 6% compared to the same period in 2016 due to certain back-to-school promotions that did not repeat this year. Additionally, as noted above, the changes to on-line sales is causing some of our back-to-school business to move to the third quarter. Net sales for the first six months of 2017 were constant compared to the same period in 2016. Our acquisition of Spill Magic assets in February 2017 contributed $1.8 million in net sales in the second quarter, and $3.0 million year to date.

1

Net sales in Europe for the three months ended June 30, 2017 increased 8% in U.S. dollars and 10% in local currency compared to the same 2016 period. Net sales for the six months ended June 30, 2017 increased 20% in U.S. dollars and 23% in local currency compared to the first half of 2016. Net sales for both periods increased due to new customers in the office and sporting goods channels as well as sales of DMT sharpening  products.

Net sales in Canada for the three months ended June 30, 2017 decreased 5% in U.S. dollars and 2% in local currency compared to the prior-year period. Net sales for the six months ended June 30, 2017 decreased 4% in U.S. dollars and 2% in local currency compared to the same period in 2016.

Gross margin was 37% in the three months ended June 30, 2017, compared to 36% in the same period in 2016. Gross margin was 38% in the six months ended June 30, 2017, compared to 36% in the same period in 2016 The higher gross margin was primarily due to efficiency improvements in the Company’s first aid operations and a better product mix.

The Company’s long-term debt less cash on June 30, 2017 was $41.3 million compared to $38.7 million on June 30, 2016. During the twelve-month period ended June 30, 2017, the Company paid approximately $7.2 million for the acquisition of the assets of Spill Magic and distributed $1.3 million in dividends on its common stock. During the twelve-month period, the Company generated $7.2 million in free cash flow.

On July 3, 2017, the Company announced a 10% increase in its quarterly cash dividend  to $0.11 per share. This was Acme United’s tenth dividend increase since 2004.

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast over the Internet on Tuesday, July 25, 2017, at 12:00 p.m. EDT. To listen or participate in a question and answer session, dial 800-768-6544. International callers may dial 785-830-7990. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

2

ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include Westcott®, Clauss®, Camillus®, Cuda®, PhysiciansCare®, First Aid Only®, Pac-Kit®, DMT® and Spill Magic®. For more information, visit www.acmeunited.com.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the Company; (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; (vii) increases in the cost of borrowings resulting from rising interest rates; and (viii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

# # #

3

ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

SECOND QUARTER REPORT 2017

  (Unaudited)

	Three Months Ended	Three Months Ended
Amounts in 000's except per share data	June 30, 2017	June 30, 2016

Net sales	$38,849	$40,997
Cost of goods sold	24,366	26,303
Gross profit	14,483	14,694
Selling, general, and administrative expenses	10,594	10,054
Income from operations	3,889	4,640
Interest expense, net	321	211
Other (income) expense , net	(51)	11
Total other expense, net	270	222
Pre-tax income	3,619	4,418
Income tax expense	773	1,151
Net income	$2,846	$3,267

Shares outstanding - Basic	3,353	3,323
Shares outstanding - Diluted	3,780	3,583

Earnings per share basic	$0.85	$0.98
Earnings per share diluted	0.75	0.91

4

ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

SECOND QUARTER REPORT 2017 (cont.)

(Unaudited)

	Six Months Ended	Six Months Ended
Amounts in 000's except per share data	June 30, 2017	June 30, 2016

Net sales	$66,595	$66,285
Cost of goods sold	41,548	42,406
Gross profit	25,047	23,879
Selling, general, and administrative expenses	19,967	18,284
Income from operations	5,080	5,595
Interest expense, net	583	395
Other income, net	(60)	(27)
Total other expense, net	523	368
Pre-tax income	4,557	5,227
Income tax expense	1,052	1,395
Net income	$3,505	$3,832

Shares outstanding - Basic	3,342	3,331
Shares outstanding - Diluted	3,744	3,560

Earnings per share basic	$1.05	$1.15
Earnings per share diluted	0.94	1.08

5

ACME UNITED CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

SECOND QUARTER REPORT 2017

(Unaudited)

Amounts in 000's	June 30, 2017	June 30, 2016

Assets:
Current assets:
Cash	$5,674	$2,087
Accounts receivable, net	32,616	34,646
Inventories	35,638	38,416
Prepaid and other current assets	2,417	2,424
Total current assets	76,345	77,573

Property and equipment, net	9,077	7,704
Intangible assets, less amortization	19,227	13,596
Goodwill	3,948	4,816
Other assets	765	1,039
Total assets	$109,362	$104,728

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$7,498	$11,573
Other current liabilities	5,215	6,453
Total current liabilities	12,713	18,026
Bank debt	46,956	40,821
Other non current liabilities	345	355
	60,014	59,202
Total stockholders' equity	49,348	45,526
Total liabilities and stockholders' equity	$109,362	$104,728

6